Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Susan M. Pietropaolo
Director, Corporate Communications
& Investor Relations
201-818-5537 (direct)
spietropaolo@alteon.com
FDA MAINTAINS CLINICAL HOLD ON ALTEON’S ED STUDY OF ALAGEBRIUM
Parsippany, NJ, September 30, 2005 — Alteon Inc. (AMEX: ALT) announced today that it has been notified by the U.S. Food & Drug Administration’s (FDA) Reproductive and Urologic Drug Products Division that it is maintaining the clinical hold previously placed on the Company’s Phase 2a study of alagebrium in diabetic patients with erectile dysfunction.
In June, the Company announced that it had submitted preclinical toxicity data on alagebrium to two divisions of the FDA’s Center for Drug Evaluation and Research (CDER), specifically the Division of Cardio-Renal Drug Products and the Division of Reproductive and Urologic Drug Products. The preclinical toxicity data were submitted in support of the Company’s view that liver alterations previously observed in rats were related to the male rat metabolism and not to genotoxic pathways. Preliminary data on liver alterations in rats had caused the Company to voluntarily suspend enrolling new patients into its clinical trials.
Following review of the rat liver data, CDER’s Division of Reproductive and Urologic Drug Products placed on clinical hold further enrollment in the EMERALD study, the Company’s Phase 2a study of alagebrium in diabetic patients with erectile dysfunction, and it requested further preclinical toxicity data, which the Company submitted in August. Now that the Division has reviewed these data, it has decided to maintain the clinical hold pending further preclinical testing.
“In our response to the clinical hold, we believed we substantially met the requirements for showing human safety of alagebrium in this experimental setting. We intend to continue to work with the FDA with the goal of resolving their additional questions,” said Kenneth I. Moch, President and Chief Executive Officer.
The Company’s clinical protocols in cardiovascular diseases, which are under the oversight of CDER’s Division of Cardio-Renal Drug Products, were not placed on clinical hold by the FDA. Data from the Phase 2a PEDESTAL study in heart failure and additional data from the Phase 2a study of alagebrium in endothelial dysfunction are scheduled to be presented at the American Heart Association meeting in November.
Separately, as disclosed in the Company’s Form 10-Q filing for the quarter ended June 30, 2005, Alteon has engaged the services of third parties to assist in identifying and pursuing strategic options for the Company.
About Alteon
Alteon is developing new classes of drugs that have shown the potential to reverse or slow down diseases of aging and complications of diabetes. These compounds appear to have an impact on a fundamental pathological process caused by the progressive formation of protein-carbohydrate complexes called Advanced Glycation End-products (A.G.E.s). The formation and crosslinking of A.G.E.s lead to a loss of flexibility and function in body tissues and organs and have been shown to be a causative factor in many age-related diseases and diabetic complications. Alteon has created a library of novel classes of compounds targeting the A.G.E. pathway. For more on Alteon, please visit our website, www.alteon.com.
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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to the Company’s ability to resolve the FDA’s additional questions concerning the preclinical toxicity data submitted for alagebrium and to resume enrollment in its clinical trials, and its technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, intellectual property rights and litigation, competitive products, ability to obtain financing, and other risks identified in Alteon’s filings with the Securities and Exchange Commission. The information contained herein is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.